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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
WEIGHT WATCHERS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEIGHT WATCHERS INTERNATIONAL, INC.
11 Madison Avenue, 17th Floor
New York, New York 10010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 2, 2006

        The 2006 Annual Meeting of Shareholders of Weight Watchers International, Inc. (the "Company") will be held at The Carlton Hotel, 88 Madison Avenue, New York, N.Y. 10016 on Tuesday, May 2, 2006, at 10:00 A.M. Eastern Time (the "Annual Meeting"), to consider and act upon each of the following matters:

  1.
  To elect three members to the Board of Directors to serve for a three-year term;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2006; and

  3.
  To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

        These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on March 17, 2006, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                      By Order of the Board of Directors

                      ROBERT W. HOLLWEG
                      Secretary

New York, New York
March 24, 2006

WEIGHT WATCHERS INTERNATIONAL, INC.
11 Madison Avenue, 17th Floor
New York, New York 10010

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 2, 2006

i

Directors and Officers	13
Compensation and Other Information Concerning Directors and Officers	16
Executive Compensation Summary	16
Compensation and Benefits Committee Report on Executive Compensation Programs	19
Director Compensation	20
Executive Savings and Profit Sharing Plan	20
Continuity Agreements	20
Compensation and Benefits Committee Interlocks and Insider Participation	22
Stock Performance Graph	23
Certain Relationships and Related Transactions	24
Other Matters	27
Section 16(a) Beneficial Ownership Reporting Compliance	27
Shareholder Proposals and Director Nominations	27
Shareholders of Record with Multiple Accounts	27
Annual Report	28

ii

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

        The Board of Directors of Weight Watchers International, Inc. (the "Company") is soliciting proxies for the 2006 Annual Meeting of Shareholders to be held at The Carlton Hotel, 88 Madison Avenue, New York, New York 10016 on Tuesday, May 2, 2006 at 10:00 A.M. Eastern Time (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card contain information about the items you will vote on at the Annual Meeting.

Who is entitled to vote?

        If you are the holder of record of common stock, no par value per share of the Company (the "Common Stock") at the close of business on March 17, 2006 (the "Record Date"), you are entitled to vote at the Annual Meeting and at any and all adjournments or postponements of the Annual Meeting. You are entitled to one vote for each share of Common Stock you own for each matter presented for vote at the Annual Meeting. As of the close of business on the Record Date, there were 100,575,181 shares of the Common Stock outstanding.

How to vote?

        Shareholders of record may vote in person (i) by attending the Annual Meeting or (ii) by completing and returning the proxy by mail. To vote your proxy by mail, mark your vote on the enclosed proxy card, then return it by following the directions on the card. Your proxy, if not properly revoked, will be voted in accordance with your instructions. If you do not mark a selection, your proxy will be voted as recommended by the Board of Directors. Your vote is very important, so whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        If your shares are registered directly in your name with the Company's transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy to the Company or to vote in person at the meeting. The Company has enclosed a proxy card for you to use.

        If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee will send you separate instructions describing the procedure for voting your shares.

How can I change my vote?

        You may revoke your proxy or change your voting instructions before the time of voting at the Annual Meeting by (i) delivering a written revocation or a later-dated proxy to the President or Secretary of the Company at the address of the Company's principal executive offices or (ii) attending the Annual Meeting and voting in person.

How many shares must be present or represented to constitute a quorum for the Annual Meeting?

        The presence of a majority of the outstanding shares, in person or represented by proxy, of the Common Stock entitled to vote at the Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the Annual Meeting. You are part of the quorum if you have voted by proxy. Shares held of record by your broker, trustee, or nominee ("Broker Shares") that are voted on any matter and abstentions are included in determining the number of votes present. Broker Shares that are not voted on any matter at the Annual Meeting are not included in determining whether a quorum is present. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

How does the Board of Directors recommend that I vote?

        The Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board of Directors and "FOR" the ratification of the independent registered public accounting firm for the fiscal year ending December 30, 2006.

What is the voting requirement to approve each of the proposals?

        Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The three nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as Class 2 directors for a three-year term. Abstentions and Broker Shares that are not voted in the election of directors will have no effect on the election of directors.

        Ratification of Appointment of Independent Registered Public Accounting Firm.    The appointment of the independent registered public accounting firm for the fiscal year ending December 30, 2006 will be ratified if the votes cast, in person or by proxy, at the Annual Meeting for ratification exceed the number of votes cast against ratification. Abstentions and Broker Shares that are not voted on the ratification of the appointment of the independent registered public accounting firm will have no effect on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

        Other Matters.    The affirmative vote of the majority of shares present, in person or by proxy, at the Annual Meeting is generally required for approval for all other matters that may properly come before the Annual Meeting. If any other matter not discussed in this Proxy Statement properly comes before the Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxy holders.

How are votes counted?

        Shareholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual shareholders will be kept confidential, except as necessary to meet legal requirements, in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of shareholders. The independent inspectors will notify the Company if a shareholder has failed to vote.

Who will bear the cost of soliciting votes for the Annual Meeting?

        The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

How can shareholders communicate with the Board of Directors?

        Company shareholders who want to communicate with the Board of Directors or any individual director can write to them c/o Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, New York 10010. Your letter should indicate that you are a Company shareholder. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; or (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and shall make those communications available to the Board of Directors upon request.

When do we anticipate mailing the proxy materials to shareholders?

        It is anticipated that this Proxy Statement and the accompanying proxy card will be first mailed to shareholders on or about March 24, 2006.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Board of Directors

        The Company's Board of Directors is currently comprised of nine members. The Company's Board of Directors is divided into three classes, equal in number, with each director serving a three-year term and one class being elected at each year's annual meeting of shareholders. The following individuals are directors and serve for the terms indicated:

  Class 2 Directors (term expiring in 2006)

    Marsha Johnson Evans
    Sacha Lainovic
    Christopher J. Sobecki

  Class 3 Directors (term expiring in 2007)

    Linda Huett
    Philippe J. Amouyal
    Sam K. Reed

  Class 1 Directors (term expiring in 2008)

    Raymond Debbane
    John F. Bard
    Jonas M. Fajgenbaum

        The Board of Directors of the Company held six meetings during the fiscal year ended December 31, 2005 ("fiscal 2005"). Each of the directors attended at least 85% or more of the meetings of the Board of Directors and of all committees of the Board of Directors on which they served held during fiscal 2005. It is the Board of Director's policy that directors are expected to attend our Annual Meeting. Seven of our directors attended the Company's 2005 Annual Meeting.

        All directors will hold office until their successors have been duly elected. The Class 2 directors' terms will expire at the Annual Meeting. Marsha Johnson Evans, Sacha Lainovic and Christopher J.

Sobecki have been nominated for election as Class 2 directors to serve until the 2009 Annual Meeting of Shareholders and until their successors have been elected. All proxies received by the Company, unless otherwise specified in the proxy, will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Background Information on Nominees

        Background information about each of the Board of Director's nominees for director is set forth below:

        Marsha Johnson Evans.    Ms. Evans has been a director since February 2002. Ms. Evans served as President and Chief Executive Officer of the American Red Cross, the preeminent humanitarian organization in the United States, from August 2002 to December 2005, and previously served as the National Executive Director of Girl Scouts of the U.S.A. from January 1998 to July 2002. A retired Rear Admiral in the United States Navy, Ms. Evans has served as superintendent of the Naval Postgraduate School in Monterey, California from 1995 to 1998 and headed the Navy's worldwide recruiting organization from 1993 to 1995. She is currently a director of Huntsman Corporation, Lehman Brothers Holdings, Inc. and the Naval Academy Foundation. Ms. Evans received a B.A. from Occidental College and a Master's Degree from the Fletcher School of Law and Diplomacy at Tufts University.

        Sacha Lainovic.    Mr. Lainovic has been a director since our acquisition by Artal on September 29, 1999. Mr. Lainovic is a co-founder and Executive Vice President of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Lainovic was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in engineering from Insa de Lyon in Lyon, France. Mr. Lainovic is a director of GoldenSource Corporation.

        Christopher J. Sobecki.    Mr. Sobecki has been a director since our acquisition by Artal on September 29, 1999. Mr. Sobecki, a Managing Director of The Invus Group, LLC, joined the firm in 1989. He received an M.B.A. from Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is also a director of GoldenSource Corporation and Eduventures, LLC.

The Board of Directors recommends a vote FOR the election of each of its nominees for director named above.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to serve as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2006 ("fiscal 2006"). Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not approved at the meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

Principal Accountant Fees and Services

        Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2005 and fiscal year ended January 1, 2005 ("fiscal 2004"):

	Fiscal 2005	Fiscal 2004
Audit	$1,856,999	$1,640,306
Audit Related	268,954	—
Tax	409,362	257,200
All Other	111,857	15,071

Total	$2,647,172	$1,912,577

Audit Fees

        Audit fees for fiscal 2005 were for professional services rendered by PricewaterhouseCoopers in connection with their (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for the year ended December 31, 2005, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of October 1, 2005, July 2, 2005 and April 2, 2005, and (iii) reviews of documents filed with the Securities and Exchange Commission (the "SEC").

        Audit fees for fiscal 2004 were for professional services rendered by PricewaterhouseCoopers in connection with their (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for the year ended January 1, 2005, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of October 2, 2004, July 3, 2004, and April 3, 2004 and (iii) reviews of documents filed with the SEC.

Audit Related Fees

        The Audit Related fees for fiscal 2005 were for professional services rendered by PricewaterhouseCoopers related to due diligence for acquisitions and accounting consultations.

Tax Fees

        Tax fees for fiscal 2005 and fiscal 2004 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance and international tax planning and strategies.

All Other Fees

        All other fees for fiscal 2005 and fiscal 2004 were for services rendered by PricewaterhouseCoopers primarily related to employee benefit plan advisory services.

        All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related and tax services by category so long as such services are specifically described to the Audit Committee on an annual basis (e.g., in the engagement letter) ("general pre-approval"). In addition, individual engagements that have not received general pre-approval and/or are anticipated to exceed pre-established thresholds must be separately approved in advance on a case-by-case basis ("specific pre-approval"). The Audit Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such servicers and may choose to determine, for a particular year, an appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. In its Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee delegated specific pre-approved authority to its chairperson, provided that the estimated fee for any such proposed pre-approval service does not exceed $50,000.

        The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock by (i) all persons known by us to own beneficially more than 5% of our common stock, (ii) our president and chief executive officer and each of the named executive officers, (iii) each director and (iv) all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to (i) options held by that person that are currently exercisable or exercisable within 60 days of March 15, 2006, and (ii) shares of our common stock issuable upon the vesting of restricted stock units within 60 days of March 15, 2006, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder.

        Our capital consists of our common stock and our preferred stock. As of March 15, 2006, there were 100,569,228 shares of our common stock outstanding and zero (0) shares of our preferred stock outstanding.

	As of March 15, 2006
Name of Beneficial Owner
	Shares	Percent
Artal Group S.A.(1)	54,265,825	54.0%
American Century Investment Management, Inc.(2)	5,810,011	5.8%
Delaware Management Business Trust(3)	5,519,833	5.5%
Linda Huett(4)(5)	450,691	*
Ann M. Sardini(4)(5)	100,000	*
Thilo Semmelbauer(4)(5)	40,000	*
David P. Kirchhoff(4)(5)	5,042	*
Robert W. Hollweg(4)(5)	247,706	*
Raymond Debbane(4)(6)	—	—
Philippe Amouyal(4)	—	—
John F. Bard(4)(5)	9,102	*
Marsha Johnson Evans(4)(5)	9,384	*
Jonas M. Fajgenbaum(4)	—	—
Sacha Lainovic(4)	—	—
Sam K. Reed(4)(5)	19,384	*
Christopher J. Sobecki(4)	—	—
All directors and executive officers as a group (13 people)(6)	881,291	*

*
Less than 1.0%

(1)
The information concerning Artal Group S.A. is based on Amendment No. 1 to Schedule 13D filed with the SEC on March 15, 2006 by Westend S.A., the parent company of Artal Group S.A., and other information known to us. Artal Group S.A. is the parent of Artal International S.A., which, in turn, is the parent of Artal Luxembourg S.A. Artal Luxembourg S.A. is the parent of Artal Holdings Sp. z o.o. As of March 15, 2006, Artal Holdings Sp. z o.o. was the record owner of 54,265,825 of our shares. As a result of the foregoing, Artal International S.A., Artal Group S.A. and Westend S.A. may each be deemed to be the beneficial owner of all of our shares held of record by Artal Holdings Sp. z o.o. The address of Artal Holdings Sp. z o.o. is 105, Grand-Rue, L-1661 Luxembourg, Luxembourg. The address of Westend S.A., Artal Group S.A., Artal Luxembourg S.A. and Artal International S.A., is the same as Artal Holdings Sp. z o.o.

(2)
Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2006 by American Century Investment Management, Inc., American Century Companies, Inc. and American Century Mutual Funds, Inc., American Century Investment Management and American Century Companies, its parent, have beneficial ownership of 5,810,011 shares, and American Century Mutual Funds, Inc. has beneficial ownership of 5,319,871 shares. Each of American Century Investment Management and American Century Companies has sole voting power over 5,524,551 shares and sole dispositive power over 5,810,011 shares and American Century Mutual Funds has sole voting power and sole dispositive power over 5,319,871 shares. The address of these entities is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

(3)
Based on a Schedule 13G filed with the SEC on February 9, 2006 by Delaware Management Holdings, Inc. and Delaware Management Business Trust, Delaware Management Holdings and Delaware Management Business Trust, each of which whose ultimate parent is Lincoln National Corporation, have beneficial ownership of 5,519,833 shares. Each of Delaware Management Holdings and Delaware Management Business Trust has sole voting power over 5,211,366 shares, shared voting power over 293,467 shares, sole dispositive power over 5,354,033 shares, and shared dispositive power over 165,800 shares. The address of these entities is 2005 Market Street, Philadelphia, Pennsylvania 19103.

(4)
Our executive officers and directors may be contacted c/o Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010.

(5)
Number of shares beneficially owned includes shares subject to purchase upon exercise of options exercisable within 60 days after March 15, 2006, as follows: Ms. Huett 358,483 shares; Ms. Sardini 100,000 shares; Mr. Semmelbauer 40,000 shares; Mr. Hollweg 161,322 shares; Mr. Bard 6,000 shares; Ms. Evans 2,000 shares; and Mr. Reed 8,000 shares.

(6)
Mr. Debbane is also a director of Artal Group S.A. Artal Group S.A. is the parent entity of Artal International S.A., which is the parent entity of Artal Luxembourg S.A., which in turn is the parent entity of Artal Holdings Sp. z o.o. Mr. Debbane may be deemed to share beneficial ownership of all shares owned by Artal Holdings Sp. z o.o. but disclaims such beneficial ownership.

        The following table summarizes our equity compensation plan information as of December 31, 2005:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance
Equity compensation plans approved by shareholders	3,006,250	$28.14	2,201,141
Equity compensation plans not approved by shareholders	—	—	—
Total	3,006,250	$28.14	2,201,141

(1)
Consists of 2,824,851 shares of our common stock issuable upon the exercise of outstanding options and 181,399 shares of our common stock issuable upon the vesting of restricted stock units awarded under our 2004 Stock Incentive Plan and our 1999 Stock Purchase and Option Plan.

(2)
Includes weighted average exercise price of stock options outstanding of $28.14 and restricted stock units of $0.

BOARD COMMITTEES AND AUDIT COMMITTEE REPORT

Committees of the Board of Directors

        The standing committees of our Board of Directors consist of an Audit Committee and a Compensation and Benefits Committee.

Audit Committee

        We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The members of the Audit Committee are Mr. Reed, Mr. Bard and Ms. Evans.

        The principal duties of our Audit Committee are as follows:

  •
  to oversee that our management has maintained the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

  •
  to oversee that our management has established and maintained processes to ensure that an adequate system of internal controls is functioning;

  •
  to oversee that our management has established and maintained processes to ensure our compliance with all applicable laws, regulations and corporate policy;

  •
  to prepare an annual performance evaluation of the Audit Committee;

  •
  to establish and maintain procedures for the receipt, retention and treatment of complaints received by us, from any source, regarding accounting, internal accounting controls or auditing matters and from our employees for the confidential anonymous submission of concerns regarding questionable accounting or auditing matters;

  •
  to assist the Board of Directors in its oversight of the integrity of our financial statements;

  •
  to review our annual and quarterly financial statements prior to their filing or prior to the release of earnings;

  •
  to oversee the performance of our independent registered public accounting firm and to retain or terminate the independent registered public accounting firm and approve all audit and non-audit engagement fees and terms; and

  •
  to review at least annually, the qualifications, performance and independence of our independent registered public accounting firm.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

        Our Board of Directors has determined that each of the Audit Committee members, Mr. Reed, Ms. Evans and Mr. Bard, is an "audit committee financial expert" as defined by Item 401(h) of Regulation S-K of the Exchange Act, has satisfied the financial literacy requirements of the New York Stock Exchange (the "NYSE") and has no direct or indirect material relationship with us and thus is independent under applicable listing standards of the NYSE, Rule 10A-3 under the Exchange Act and our Corporate Governance Guidelines. The Audit Committee operates under a written charter, which is available on our website at www.weightwatchersinternational.com. In addition, shareholders may request a free copy of the Audit Committee charter from: Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, NY 10010, (212) 589-2700.

Compensation and Benefits Committee

        The principal duties of the Compensation and Benefits Committee are as follows:

  •
  to review key employee compensation policies, plans and programs;

  •
  to monitor performance and compensation of our employee-director, officers and other key employees;

  •
  to prepare recommendations and periodic reports to the Board of Directors concerning these matters; and

  •
  to function as the committee that administers the incentive programs referred to in "Executive Compensation" below.

        Due to the beneficial ownership by Artal Group S.A. (together with its parent and its subsidiaries, "Artal") of more than 50% of our outstanding common stock, we are considered a "controlled company" as defined in the listing standards of the NYSE. As such, we have elected to be exempt from the requirements to have nominating/corporate governance and compensation committees composed entirely of independent directors and a majority of independent directors on our Board of Directors.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on our website at www.weightwatchersinternational.com. In addition shareholders may request a free copy of the Code of Business Conduct and Ethics from Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, NY 10010, (212) 589-2700.

        Any amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller will be disclosed on our website within five days of the date of such amendment or waiver. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver will also be disclosed.

Corporate Governance Guidelines

        We have adopted a Corporate Governance Guidelines for our officers, directors and employees. Our Corporate Governance Guidelines are available on our website at www.weightwatchersinternational.com. In addition, shareholders may request a free copy of our Corporate Governance Guidelines from: Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, NY 10010, (212) 589-2700.

Executive Sessions of Non-Management Directors

        Non-management directors may meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are regularly scheduled for non-management directors at each meeting of the Board of Directors. The Chairman of the Board, Raymond Debbane, presides over the meetings of the non-management directors.

Shareholder Communications

        Shareholders and other interested parties may communicate directly with the non-management directors by sending correspondence to: Chairman of the Board (or director's name, as appropriate),

Board of Directors, Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, NY 10010, (212) 589-2700.

Director Nominations

        The Company is not required to have a nominating committee because it is a "controlled company" as described above. Because of this fact and because the Board of Directors believes that it is more appropriate for all of the directors of the Company to be involved in the process of nominating persons for election as directors, the Board of Directors does not have a nominating committee. As such, the Board of Directors as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of the directors of the Company.

Identifying and Evaluating Nominees for Directors

        The Board of Directors will consider candidates for nomination as a director recommended by shareholders, current directors, officers, third-party search firms and other sources. In evaluating candidates, the Board of Directors considers the attributes of the candidate, including but not limited to their skills, experience, legal and regulatory requirements and the needs of the Board of Directors. The Board of Directors will review all candidates in the same manner, regardless of the source of the recommendation. The Board of Directors will consider individuals recommended by shareholders for nomination as a director in accordance with procedures described in the section entitled "Shareholder Proposals and Director Nominations".

Audit Committee Report

        The following is the report of the Audit Committee of the Board of Directors with respect to the Company's audited financial statements for fiscal 2005.

        The Audit Committee is governed by the Audit Committee Charter adopted by the Company's Board of Directors. Our Board of Directors has determined that each member of the Audit Committee, Sam K. Reed, John F. Bard and Marsha Johnson Evans, is an "independent" director based on the listing standards of the NYSE and is an "audit committee financial expert" as defined by SEC rules.

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers, the Company's independent registered public accounting firm for fiscal 2005, regarding the fair and complete presentation of the Company's financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company's internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company's financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the annual audit of the Company's financial statements.

        In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, which relate to the auditor's independence from the Company and has discussed with PricewaterhouseCoopers its independence from the Company and the Company's management. The Audit Committee has also considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditor's independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. Further the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

        Based upon the review and discussions referred to above, the Audit Committee has recommended to the Company's Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included in the Company's Annual Report to the SEC on Form 10-K for fiscal 2005.

        The Audit Committee has selected and the Board of Directors has ratified, subject to shareholder approval, the selection of the Company's independent registered public accounting firm for fiscal 2006.

        The report is being provided by the following independent directors who constitute the Audit Committee.

Respectfully submitted,

The Audit Committee Sam K. Reed, Chair John F. Bard Marsha Johnson Evans

        The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by specific reference therein.

DIRECTORS AND OFFICERS

        Set forth below are the names, ages as of December 31, 2005 and current positions with us and our subsidiaries of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the directors.

Name	Age	Position
Linda Huett	61	President and Chief Executive Officer, Director
Ann M. Sardini	55	Chief Financial Officer
Thilo Semmelbauer	40	Chief Operating Officer, NACO
David P. Kirchhoff	39	Chief Operating Officer, Europe and Asia, President and Chief Executive Officer, WeightWatchers.com
Robert W. Hollweg	63	General Counsel and Secretary
Raymond Debbane(1)	50	Chairman of the Board
Philippe J. Amouyal	47	Director
John F. Bard(1)(2)	64	Director
Marsha Johnson Evans(2)	58	Director
Jonas M. Fajgenbaum	33	Director
Sacha Lainovic(1)	49	Director
Sam K. Reed(2)	58	Director
Christopher J. Sobecki	47	Director

(1)
Member of our Compensation and Benefits Committee.

(2)
Member of our Audit Committee.

        Linda Huett.    Ms. Huett has been the President and a director of our company since September 1999. She became our Chief Executive Officer in December 2000. Ms. Huett joined our company in 1984 as a meeting leader. Ms. Huett was promoted to U.K. Training Manager in 1986. In 1990, Ms. Huett was appointed director of the United Kingdom operation and in 1993 was appointed Vice President of Weight Watchers U.K. Ms. Huett received a B.A. degree from Gustavas Adolphus College and received her Masters in Theater from Yale University. Ms. Huett is also a director of Ann Taylor Inc.

        Ann M. Sardini.    Ms. Sardini has served as our Chief Financial Officer since April 2002 when she joined our company. Ms. Sardini has over 20 years of experience in senior financial management positions in branded media and consumer products companies. Prior to joining us, she served as Chief Financial Officer of VitaminShoppe.com, Inc. from 1999 to 2001, and from 1995 to 1999 she served as Executive Vice President and Chief Financial Officer for the Children's Television Workshop. In addition, Ms. Sardini has held finance positions at QVC, Inc., Chris Craft Industries and the National Broadcasting Company. Ms. Sardini received a B.A. from Boston College and an M.B.A. from Simmons College Graduate School of Management. Ms. Sardini is also a director of Venaca Inc.

        Thilo Semmelbauer.    Mr. Semmelbauer has served as our Chief Operating Officer for North America since March 2004. Prior to that time, he served as the President and Chief Operating Officer of WeightWatchers.com. He held that position since February 2000. Prior to WeightWatchers.com, Mr. Semmelbauer was with The Boston Consulting Group in the Consumer Goods, Technology and e-Commerce practices. Previously, Mr. Semmelbauer was in Product Management at Motorola, Inc. He

received his Master of Science degree in Management and Engineering from the Massachusetts Institute of Technology and is a graduate of Dartmouth College.

        David P. Kirchhoff.    Mr. Kirchhoff has been the Chief Executive Officer and President of WeightWatchers.com since rejoining WeightWatchers.com in June 2004. He also became our Chief Operating Officer, Europe and Asia in September 2005. Prior to rejoining WeightWatchers.com, Mr. Kirchhoff served as Chief Financial Officer of the Enthusiast Media Group of Primedia, Inc. from September 2003 to June 2004. Mr. Kirchhoff originally joined WeightWatchers.com in January 2000 as Senior Vice President, Strategy and Business Development, and served as Chief Financial Officer of WeightWatchers.com from January 2003 until his departure in August 2003. Prior to joining WeightWatchers.com in January 2000, he was director of Corporate Strategy and Development for Pepsico, Inc. Previously, Mr. Kirchhoff was a manager and consultant with The Boston Consulting Group in Washington, D.C. He holds a B.S. in Biomedical and Electrical Engineering from Duke University and an M.B.A. from the University of Chicago Graduate School of Business.

        Robert W. Hollweg.    Mr. Hollweg has served as our General Counsel and Secretary since January 1998. He joined our company in 1969 as an Assistant Counsel in the law department. He transferred to the H.J. Heinz Company law department subsequent to Heinz' acquisition of our company in 1978 and served there in various capacities. He rejoined us after Artal acquired our company in September 1999. Mr. Hollweg graduated from Fordham University and received his Juris Doctor degree from Fordham University School of Law. He is a member of the American and New York State Bar Associations and a former President of the International Trademark Association.

        Raymond Debbane.    Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal on September 29, 1999. Mr. Debbane is a co-founder and President of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is a director of Artal Group S.A., Ceres, Inc. and the Chairman of the Board of Directors of GoldenSource Corporation.

        Philippe J. Amouyal.    Mr. Amouyal has been a director since November 2002. Mr. Amouyal is a Managing Director of The Invus Group, LLC, which he joined in 1999. Previously, Mr. Amouyal was a Vice President and director of The Boston Consulting Group, Inc. in Boston, MA. He holds an M.S. in engineering and a DEA in Management from Ecole Centrale de Paris and was a Research Fellow at the Center for Policy Alternatives of the Massachusetts Institute of Technology. Mr. Amouyal is a director of GoldenSource Corporation, Metamarix, Inc. and Entopia, Inc.

        John F. Bard.    Mr. Bard has been a director since November 2002. Since 1999, he has been a director of the Wm. Wrigley Jr. Company, where he served as Executive Vice President from 1999 to 2000, Senior Vice President from 1990 to 1999, and at the same time serving as Chief Financial Officer from 1990 until his retirement from management in 2000. He began his business career in 1963 with The Procter & Gamble Company in financial management. He subsequently was Group Vice President and Chief Financial Officer and a director of The Clorox Company and later President and a director of Tambrands, Inc., prior to joining Wrigley. Mr. Bard holds a B.S. in business from Northwestern University and an M.B.A. in Finance from the University of Cincinnati. Mr. Bard also serves as a director of Hollinger International, Inc.

        Marsha Johnson Evans.    Ms. Evans has been a director since February 2002. Ms. Evans served as President and Chief Executive Officer of the American Red Cross, the preeminent humanitarian organization in the United States, from August 2002 to December 2005, and previously served as the National Executive Director of Girl Scouts of the U.S.A. from January 1998 to July 2002. A retired

Rear Admiral in the United States Navy, Ms. Evans has served as superintendent of the Naval Postgraduate School in Monterey, California from 1995 to 1998 and headed the Navy's worldwide recruiting organization from 1993 to 1995. She is currently a director of Huntsman Corporation, Lehman Brothers Holdings, Inc. and the Naval Academy Foundation. Ms. Evans received a B.A. from Occidental College and a Master's Degree from the Fletcher School of Law and Diplomacy at Tufts University.

        Jonas M. Fajgenbaum.    Mr. Fajgenbaum has been a director since our acquisition by Artal on September 29, 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. from the Wharton School of Business and a B.A. in Economics from the University of Pennsylvania.

        Sacha Lainovic.    Mr. Lainovic has been a director since our acquisition by Artal on September 29, 1999. Mr. Lainovic is a co-founder and Executive Vice President of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Lainovic was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in engineering from Insa de Lyon in Lyon, France. Mr. Lainovic is a director of GoldenSource Corporation.

        Sam K. Reed.    Mr. Reed has been a director since February 2002. Mr. Reed has over 30 years of experience in the food industry. He is currently the CEO and Chairman of TreeHouse Foods, Inc. Previously Mr. Reed was the CEO of Dean Specialty Foods Holdings, Inc. Formerly, Mr. Reed was Vice Chairman and a director of Kellogg Company, the world's leading producer of cereal and a leading producer of convenience foods. From 1996 to 2001, Mr. Reed was Chief Executive Officer, President and a director of Keebler Foods Company. Previously, he was Chief Executive Officer of Specialty Foods Corporation's Western Bakery Group division. He is a director of the Tractor Supply Company and TreeHouse Foods, Inc. Mr. Reed received a B.A. from Rice University and an M.B.A. from Stanford Graduate School of Business.

        Christopher J. Sobecki.    Mr. Sobecki has been a director since our acquisition by Artal on September 29, 1999. Mr. Sobecki, a Managing Director of The Invus Group, LLC, joined the firm in 1989. He received an M.B.A. from Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is also a director of GoldenSource Corporation and Eduventures, LLC.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

        The following table sets forth for fiscal 2005, fiscal 2004 and fiscal year ended January 3, 2004 ("fiscal 2003") the compensation paid to our President and Chief Executive Officer and to each of the next four most highly compensated executive officers whose total annual salary and bonus was in excess of $100,000.

Summary Compensation Table

	Twelve Month Period Compensation					Long-Term Compensation Awards(5)
Name and principal position	Twelve Months Ended	Salary		Bonus(4)		Restricted Stock Awards($)(6)		Securities Underlying Options(#)	All Other Compensation(7)
Linda Huett President and Chief Executive Officer	December 31, 2005 January 1, 2005 January 3, 2004	$ $ $	532,052 510,227 301,868	$	— — 197,000		— — —	— 160,000 40,000	$ $ $	53,109 57,476 65,509
Ann M. Sardini Chief Financial Officer	December 31, 2005 January 1, 2005 January 3, 2004	$ $ $	329,572 304,219 245,662	$ $	— 154,148 161,000		$52,638 — —	15,000 20,000 20,000	$ $ $	44,588 47,936 44,844
Thilo Semmelbauer(1) Chief Operating Officer, NACO	December 31, 2005 January 1, 2005 January 3, 2004	$ $	291,924 202,902 —	$	— 128,255 —		$52,638 — —	15,000 100,000 —	$ $	29,756 18,315 —
Melanie Stubbing(2) Vice President of Operations, United Kingdom	December 31, 2005 January 1, 2005 January 3, 2004	$ $ $	248,294 238,486 19,024	$	— 119,243 —	$ $	26,319 — 108,030	7,500 10,000 47,000	$ $ $	40,805 40,286 3,213
Russell Burke(3) Vice President of Operations, Australasia	December 31, 2005 January 1, 2005 January 3, 2004	$ $	232,792 119,425 —	$	— 13,140 —		$157,381 — —	20,000 25,000 —	$ $	119,940 9,898 —

(1)
Mr. Semmelbauer joined us on March 29, 2004, and therefore his compensation for fiscal 2004 only includes approximately nine months.

(2)
Ms. Stubbing joined us on December 1, 2003, and therefore her compensation for fiscal 2003 only includes approximately one month.

(3)
Mr. Burke joined us on June 9, 2004, and therefore his compensation for fiscal 2004 only includes approximately 7 months.

(4)
The total amount of individual bonus earned in fiscal 2005 was not determined as of the date of this Proxy Statement. The total amount of individual bonus earned in fiscal 2004 for Ms. Sardini includes an amount earned with respect to fiscal 2004 but not determined as of the date of the Annual Report on Form 10-K for fiscal 2004.

(5)
The securities underlying all restricted stock unit and option awards are shares of our common stock.

(6)
Restricted stock awards consist solely of awards of restricted stock units.

(7)
For fiscal 2005, amounts include contributions under our 401(k) savings plan and our non-qualified executive profit sharing plan of $38,184 for Ms. Huett, $28,903 for Ms. Sardini, $16,556 for Mr. Semmelbauer and $13,039 for Mr. Burke. Amounts also include contributions to the U.K. pension plan of $21,282 for Ms. Stubbing and contributions to the Australian pension plan of $16,632 for Mr. Burke, as well as auto expense for the named executives. In addition, for fiscal 2005 amounts include a moving and relocation allowance, including tax equalization payments, of $77,667 for Mr. Burke.

        In May 2004 and December 1999, respectively, our stockholders approved our 2004 Stock Incentive Plan (the "2004 Plan") and our 1999 Stock Purchase and Option Plan (the "1999 Plan") under which selected employees are afforded the opportunity to purchase shares of our common stock, were granted options to purchase shares of our common stock, and/or received grants of restricted stock units. The number of shares authorized for grant under the 2004 Plan and the 1999 Plan is 2,500,000 shares and 7,058,040 shares, respectively, of our common stock. As of December 31, 2005 the number of shares available for grant under the 2004 Plan and the 1999 Plan was 2,087,939 shares and 113,202 shares of our common stock, respectively.

        The following table sets forth information regarding options granted during fiscal 2005 to the named executive officers.

Weight Watchers International Option Grants
For Fiscal 2005
Individual Grants

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal 2005(2)	Exercise or Base Price (per share)	Expiration Date	Grant Date Present Value(3)
Ann M. Sardini	15,000	2.2%	$42.36	March 11, 2010	$205,655
Thilo Semmelbauer	15,000	2.2%	42.36	March 11, 2010	205,655
Melanie Stubbing	7,500	1.1%	42.36	March 11, 2010	102,827
Russell Burke	7,500	1.1%	42.36	March 11, 2010	102,827
Russell Burke	12,500	1.8%	41.99	March 18, 2015	211,573

(1)
Options were granted during fiscal 2005 under the terms of our equity plans. None of these options were exercised during fiscal 2005. Options are exercisable based on vesting provisions outlined in the underlying option agreement.

(2)
Percentages of total options granted are based on total grants made to all employees during fiscal 2005.

(3)
The estimated grant dates present value is determined using the Black-Scholes model. The adjustments and assumptions incorporated in the Black-Scholes model in estimating the value of the grants include the following: (a) the exercise price of the options equals the fair market value of the underlying stock on the date of grant; (b) an expected term of 5 to 7 years; (c) dividend yield of 0%; (d) volatility of 28.5% and (e) a risk free interest rate of 4.22% to 4.34%. The ultimate value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price of the option.

        Under our 2004 Plan and 1999 Plan, we have the ability to grant stock options, restricted stock, stock appreciation rights and other stock-based awards. Generally, stock options granted under the 1999 Plan vest and become exercisable in annual increments over five years with respect to one-third of options granted, and the remaining two-thirds of the options vest on the ninth anniversary of the date the options were granted, subject to accelerated vesting upon our achievement of certain performance targets. For each year prior to and including 2003, these performance targets have been met. All new options granted in 2003 and thereafter under this plan vest and become exercisable in annual increments over one to five years and are not subject to performance targets. In any event, the options become fully vested upon the occurrence of a change in control of our company.

        In April 2000, our Board of Directors adopted the WeightWatchers.com Stock Incentive Plan pursuant to which selected employees were granted options to purchase shares of WeightWatchers.com common stock. Under this plan we had the ability to grant stock options, restricted stock, stock appreciation rights and other stock-based awards of shares of WeightWatchers.com common stock. The number of shares available for grant under this plan was 400,000 shares of authorized common stock of WeightWatchers.com. No grants of options under this plan were made in fiscal 2005. At the time of our acquisition of WeightWatchers.com stock in July 2005, all options issued under this plan were repurchased. Effective immediately after the acquisition, our Board of Directors terminated this plan.

        The following tables set forth the number and value of securities underlying unexercised options held by each of our executive officers listed on the Summary Compensation Table above as of December 31, 2005. None of our executive officers have any stock appreciation rights.

	Aggregated Option Exercises in Fiscal 2005 and Option Values as of December 31, 2005
	Weight Watchers International Shares Fiscal 2005		Number of Weight Watchers International Securities Underlying Unexercised Options at December 31, 2005		Value of Weight Watchers International Unexercised In-The-Money Options at December 31, 2005
Name	Acquired on Exercise(#)	Value Realized	Exercisable(#)	Unexercisable(#)	Exercisable	Unexercisable
Linda Huett	—	—	358,483	160,000	$15,352,258	$1,740,800
Ann M. Sardini	—	—	80,000	75,000	929,800	846,250
Thilo Semmelbauer	—	—	20,000	80,000	254,400	1,017,600
Melanie Stubbing	—	—	18,800	45,700	254,928	543,317
Russell Burke	—	—	5,000	40,000	63,650	400,625
	WeightWatchers.com Shares Fiscal 2005		Number of WeightWatchers.com Securities Underlying Unexercised Options at December 31, 2005		Value of WeightWatchers.com Unexercised In-The-Money Options at December 31, 2005
Name	Acquired on Exercise(#)	Value Realized	Exercisable(#)	Unexercisable(#)	Exercisable	Unexercisable
Linda Huett	11,385	$281,323	—	—	—	—
Ann M. Sardini	11,385	205,727	—	—	—	—
Thilo Semmelbauer	—	—	—	—	—	—
Melanie Stubbing	—	—	—	—	—	—
Russell Burke	—	—	—	—	—	—
	Heinz Shares Fiscal 2005		Number of Heinz(1) Securities Underlying Unexercised Options at December 31, 2005		Value of Heinz Unexercised In-The-Money Options at December 31, 2005
Name	Acquired on Exercise(#)	Value Realized	Exercisable(#)	Unexercisable(#)	Exercisable	Unexercisable
Linda Huett	—	—	88,796	—	—	—
Ann M. Sardini	—	—	—	—	—	—
Thilo Semmelbauer	—	—	—	—	—	—
Melanie Stubbing	—	—	—	—	—	—
Russell Burke	—	—	—	—	—	—

(1)
Represents awards of options with respect to the H.J. Heinz Company ("Heinz") common stock that were made to the named executives under the Heinz 1996 Stock Option Plan prior to our acquisition by Artal from Heinz in September 1999.

Compensation and Benefits Committee Report on Executive Compensation Programs

        The Company's Compensation and Benefits Committee oversees the compensation programs of the Company, with particular attention to the compensation for its president and chief executive officer and the other executive officers. It is the responsibility of the Company's Compensation and Benefits Committee to review and recommend to the Board of Directors for approval changes to the Company's compensation policies and benefits programs, to administer the Company's stock plans, including recommendations to the Board of Directors approving stock-based awards to executive officers and other stock-based awards, and to otherwise ensure that the Company's compensation philosophy is consistent with the best interests of the Company and is properly implemented.

        The Company's compensation philosophy is to (1) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's goals, and (2) directly link compensation to improvements in the Company's financial and operational performance.

        Total compensation is comprised of a base salary plus both cash and non-cash incentive compensation, and is based on the Company's financial performance and other factors, and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which follow the Company's financial performance.

        The Company's Compensation and Benefits Committee reviews each executive officer's base salary annually. In determining appropriate base salary levels, consideration is given to the officer's impact level, scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant executive labor markets.

        The president and chief executive officer participates in the same programs and receives compensation based on the same factors as the other executive officers. In addition, the Compensation and Benefits Committee considered the status of the president and chief executive officer as the Company's most senior officer and the important role she has in achieving overall corporate goals. The president and chief executive officer's overall compensation therefore reflects this greater degree of policy and decision-making authority, and the higher level of responsibility with respect to the strategic direction and financial and operational results of the Company.

        The Company's Compensation and Benefits Committee believes that granting stock-based awards provides officers with a strong economic interest in maximizing shareholder returns over the longer term. The Company believes that the practice of granting stock-based awards is important in retaining and recruiting the key talent necessary at all employee levels to ensure the Company's continued success.

Respectfully submitted, Compensation and Benefits Committee Raymond Debbane John F. Bard Sacha Lainovic

Director Compensation

        Our executive director, Ms. Huett, and Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum, Mr. Lainovic and Mr. Sobecki did not receive director compensation in fiscal 2005. Mr. Reed, Ms. Evans and Mr. Bard receive (1) annual compensation in the amount of $30,000, paid quarterly, half in cash and half in our common stock; (2) $1,000 per Audit Committee meeting; (3) options for 2,000 shares of our common stock per year, each with an exercise price equal to the closing price of our common stock on the day that the options are granted, a five year life and vesting one year after the grant date; and (4) reimbursement of reasonable out-of-pocket expenses associated with a director's role on the Board of Directors. During fiscal 2005, Mr. Reed and Ms. Evans received their option grant on February 7, 2005 and Mr. Bard received his option grant on November 12, 2005.

        In addition, during fiscal 2005 and in connection with their service on the Special Committee of Independent Directors of Weight Watchers International's Board of Directors in connection with the acquisition of WeightWatchers.com, (i) Mr. Bard, as Chairman of the Special Committee, received compensation in the amount of $45,000 and Mr. Reed and Ms. Evans each received compensation in the amount of $30,000, and (ii) each member of the Special Committee received reimbursement of reasonable out-of-pocket expenses in connection with their service on the Special Committee.

Executive Savings and Profit Sharing Plan

        We sponsor a savings plan for salaried and eligible hourly employees. This defined contribution plan provides for employer matching contributions up to 100% of the first 3% of an employee's eligible compensation. The savings plan also permits employees to contribute between 1% and 13% of eligible compensation on a pre-tax basis.

        The savings plan also contains a profit sharing component for full-time salaried employees that are not key management personnel, which provides for a guaranteed monthly employer contribution for each participant based on the participant's age and a percentage of the participant's eligible compensation. In addition, the profit sharing plan has a supplemental employer contribution component, based on our achievement of certain annual performance targets, and a discretionary contribution component.

        We also established an executive profit sharing plan, which provides a non-qualified profit sharing plan for key management personnel who are not eligible to participate in our profit sharing plan. This non-qualified profit sharing plan has similar features to our profit sharing plan.

Continuity Agreements

Purpose; Covered Executives

        The Board of Directors has determined that it is in the best interests of our stockholders to reinforce and encourage the continued attention and dedication of our key executives to their duties with us, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of ownership or control of us. Therefore, in October 2003, we entered into continuity agreements with the following executives: Linda Huett, Ann Sardini, Robert Hollweg and certain other executive officers. These agreements contain terms that are substantially similar to each other, except where described below.

Term of Agreements

        These agreements have an initial term of three years from the date of execution, and continue to renew annually thereafter unless either party provides 180-day advance written notice to the other party that the term of the agreement will not renew. However, upon the occurrence of a "change in control"

(as defined in the agreements), the term of the agreement may not terminate until the second anniversary of the date of the change of ownership or control of us.

Severance Payments and Benefits

        If, within two years following a change of ownership or control of us, an executive's employment is terminated without cause by us or for good reason by the executive (as such terms are defined in the agreements), the following executives will receive the following payments and benefits:

  •
  Ms. Huett, Ms. Sardini and Mr. Hollweg are entitled to receive the following:

  (i)
  A lump sum cash payment equal to three times the sum of (x) the executive's annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to the giving of the notice of termination) and (y) the executive's target annual bonus (the "target bonus") in respect of fiscal year (a "fiscal year") in which the termination occurs (or, if higher, the average annual bonus actually earned by the executive in respect of the three full fiscal years prior to the year in which the notice of termination is given) under our bonus plan;

  (ii)
  A lump sum cash payment equal to the sum of (w) the executive's unpaid base salary and vacation days accrued through the date of termination, (x) the unpaid portion, if any, of bonuses previously earned by the executive pursuant to our bonus plan, (y) in respect of the fiscal year in which the date of termination occurs, the higher of (i) the pro rata portion of the executive's target bonus and (ii) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the executive's actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1 of such year through the date of termination) (the "pro rata bonus"), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the executive under or into our benefit plans);

  (iii)
  Continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) ("welfare benefit coverage") for the executive and the executive's eligible dependents or, to the extent welfare benefit coverage is not commercially available, such other welfare benefit coverage reasonably acceptable to the executive, on the same basis as in effect prior to the executive's termination, for a period ending on the earlier of (x) the third anniversary of the date of termination (this period, the "continuation period") and (y) the commencement of comparable welfare benefit coverage by the executive with a subsequent employer;

  (iv)
  Continued provision of the perquisites the executive enjoyed prior to the date of termination for a period ending on the earlier of (x) the end of the continuation period and (y) the receipt by the executive of comparable perquisites from a subsequent employer;

  (v)
  Immediate 100% vesting of all outstanding stock options, stock appreciation rights, phantom stock units and restricted stock granted or issued by us prior to, on or upon the change in control (to the extent not previously vested on or following the change in control);

  (vi)
  Additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the executive participated prior to the date of termination during the continuation period; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, the executive shall instead receive an additional lump sum payment equal to the contributions that would have been made during the continuation period if the executive had remained employed with us during such period;

  (vii)
  All other accrued or vested benefits in accordance with the terms of any applicable plan of ours, which vested benefits shall include the executive's otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

  (viii)
  If requested by the executive, outplacement services will be provided by a professional outplacement provider selected by the executive at a cost to us of not more than $30,000.

  •
  Certain other executive officers are entitled to receive all of the same payments and benefits described above, with the following differences:

  •
  the severance multiple in clause (i) above is reduced to two;

  •
  the period of time during which welfare benefit coverage is provided as described in clause (iii) above, and which perquisites are provided as described in clause (iv) above, is reduced to the earlier of (x) the second anniversary of the date of termination of employment and (y) the commencement of comparable welfare benefit coverage and perquisites, respectively, by the executive with a subsequent employer;

  •
  the contributions made by us into our qualified defined contribution plan and any other retirement plans in which the executives participated (or lump sum payments in respect thereof), as described in clause (vi) above, will only be in respect of the same period in respect of which comparable welfare benefit coverage is provided, as described in clause (b) above; and

  •
  the cost of outplacement services provided to the executives as described in clause (viii) above shall not be more than $15,000.

Excess Parachute Payment Excise Taxes

        If (i) it is determined that the payments and benefits provided under the agreements or otherwise in the aggregate (a "parachute payment") would be subject to the excise tax imposed under the U.S. Internal Revenue Code, and the aggregate value of the parachute payment exceeds a certain threshold amount, calculated under the U.S. Internal Revenue Code (the "base amount") by 5% or less, then (ii) the parachute payment will be reduced to the extent necessary so that the aggregate value of the parachute payment is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payment exceeds the threshold amount by more than 5%, then the executive will be entitled to receive an additional payment or payments in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon this payment, the executive retains an amount equal to the excise tax imposed upon the parachute payment.

Compensation and Benefits Committee Interlocks and Insider Participation

        None of our executive officers has served as a director or member of the compensation and benefits committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our Compensation and Benefits Committee.

STOCK PERFORMANCE GRAPH

        The following graph sets forth the cumulative return on the Company's stock from November 14, 2001, the date on which the Company's stock commenced trading on the NYSE, through December 31, 2005, as compared to the cumulative return of the Standard and Poor's 500 Index (the "S&P 500 Index") and the cumulative return of the Standard and Poor's MidCap 400 Index (the "S&P MidCap 400 Index").

        The Company selected the S&P 500 Index because it is a broad index of the equity markets. The Company selected the S&P's MidCap 400 Index, which is comprised of issuers having a similar market capitalization with the Company, because it believes that there are no other lines of business or published industry indices or peer groups that provide a more meaningful comparison of the cumulative return of its stock.

        The graph assumes that $100 was invested on November 14, 2001 in each of (1) the Company's Common Stock, (2) the S&P 500 Index and (3) the S&P MidCap 400 Index and that all dividends were reinvested.

	Cumulative Total Return
	11/14/01	12/29/01	12/28/02	01/03/04	01/01/05	12/31/05
Weight Watchers International, Inc.	$100.00	$139.17	$188.96	$162.42	$171.13	$205.96
S&P 500 Index	$100.00	$101.90	$78.13	$100.76	$112.06	$117.56
S&P MidCap 400	$100.00	$107.29	$90.10	$122.88	$143.15	$161.12

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        For purposes of this Proxy Statement, unless the context indicates otherwise: "Company", "we", "us", and "our" refer to Weight Watchers International, Inc. and all subsidiaries consolidated for purposes of its financial statements, including WeightWatchers.com, Inc. and its subsidiaries; "Weight Watchers International" refers to Weight Watchers International, Inc. and all of its subsidiaries other than WeightWatchers.com, Inc. and subsidiaries of WeightWatchers.com, Inc.; and "WeightWatchers.com" refers to WeightWatchers.com, Inc. and its subsidiaries.

Shareholders' Agreements

        Shortly after our acquisition by Artal, we entered into a shareholders' agreement with Artal and Merchant Capital, Inc., Richard and Heather Penn, Longisland International Limited, Envoy Partners and Scotiabanc, Inc. relating to their rights with respect to our common stock held by parties, other than Artal. Without the consent of Artal, transfers of our common stock by these shareholders are restricted with certain exceptions. Subsequent transferees of our common stock must, subject to limited exceptions, agree to be bound by the terms and provisions of the agreement. Additionally, this agreement provides the shareholders with the right to participate pro rata in certain transfers of our common stock by Artal and grants Artal the right to require the other shareholders to participate on a pro rata basis in certain transfers of our common stock by Artal.

Registration Rights Agreement

        Simultaneously with the closing of our acquisition by Artal, we entered into a registration rights agreement with Artal and Heinz. The registration rights agreement grants Artal the right to require us to register shares of our common stock for public sale under the Securities Act (1) upon demand and (2) in the event that we conduct certain types of registered offerings. Heinz has sold all shares of our common stock held by it and accordingly no longer has any rights under this agreement. Merchant Capital, Inc., Richard and Heather Penn, Long Island International Limited, Envoy Partners and Scotiabanc, Inc. became parties to this registration rights agreement under joinder agreements, and each acquired the right to require us to register and sell their stock in the event that we conduct certain types of registered offerings.

Corporate Agreement

        We entered into a corporate agreement with Artal in November 2001 which was amended in July 2005. We agreed that so long as Artal beneficially owns 10% or more, but less than a majority of our then outstanding voting stock, Artal will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on our board. This right to nominate directors will not restrict Artal from nominating a greater number of directors.

        We agreed with Artal that both we and Artal have the right to:

  •
  engage in the same or similar business activities as the other party;

  •
  do business with any customer or client of the other party; and

  •
  employ or engage any officer or employee of the other party.

        Neither Artal nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

        Under the corporate agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an internet diet business, as defined, that may represent a corporate opportunity for both Artal and us, the officer, director or advisor has no duty to present that opportunity to Artal, and we will have the sole right to pursue the transaction if our Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal and us, the officer or director will have a duty to present that opportunity to Artal, and Artal will have the sole right to pursue the transaction if Artal so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal, and we may pursue the transaction if our Board of Directors so determines. If any officer, director or advisor of Artal who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer, director, advisor, nor Artal has a duty to present that opportunity to us and Artal may pursue the transaction if it so determines.

        If Artal transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal has under this agreement by virtue of its ownership of our voting stock, subject to Artal's option not to transfer those rights.

WeightWatchers.com Intellectual Property License

        In September 2001, Weight Watchers International entered into an amended and restated intellectual property license agreement with WeightWatchers.com that governs WeightWatchers.com's right to use our trademarks and materials related to the Weight Watchers program.

        The amended and restated license agreement grants WeightWatchers.com the exclusive right to (1) use any of our trademarks, service marks, logos, brand names and other business identifiers as part of a domain name for a website on the Internet; (2) use any of the domain names we own; (3) use any of our trademarks on the Internet and any other similar or related forms of interactive digital transmission that now exists or may be developed later (provided that we and our affiliates, franchisees, and licensees other than WeightWatchers.com can continue using the trademarks in connection with online advertising and promotion of activities conducted offline); and (4) use any materials related to the Weight Watchers program, including any text, artwork and photographs, and advertising, marketing and promotional materials on the Internet. The license agreement also grants WeightWatchers.com a non-exclusive right to (1) use any of our trademarks to advertise any approved activities that relate to its online weight-loss business; and (2) create derivative works. All rights granted to WeightWatchers.com must be used solely in connection with the conduct of its online weight-loss business.

        Beginning in January 2002, WeightWatchers.com began paying Weight Watchers International a royalty of 10% of the net revenues it earns through its online activities. For fiscal 2005, prior to the acquisition of WeightWatchers.com in July 2005, Weight Watchers International earned royalties of $5.4 million. For fiscal 2004, Weight Watchers International earned royalties of $8.2 million.

        Weight Watchers International retains exclusive ownership of all of the trademarks and materials that it licenses to WeightWatchers.com and of the derivative works created by WeightWatchers.com. All of the rights granted to WeightWatchers.com in the license agreement are subject to Weight Watchers International's pre-existing agreements with third parties, including franchisees. The license agreement provides Weight Watchers International with control over the use of our intellectual property. In particular, Weight Watchers International has the right to approve WeightWatchers.com's e-commerce activities, any materials, sublicenses, communication to consumers, products, privacy policy, marketing programs and materials publicly displayed on the Internet. These controls are designed to protect the value of our intellectual property. WeightWatchers.com and Weight Watchers International jointly own user data collected through the website and both parties are required to adhere to the site's privacy policy.

WeightWatchers.com Service Agreement

        Simultaneously with the signing of the amended and restated intellectual property license, we entered into a service agreement with WeightWatchers.com, under which WeightWatchers.com provides the following types of services:

  •
  information distribution services, which include the hosting, displaying and distributing on the Internet of information relating to us and our affiliates and franchisees;

  •
  marketing services, which include the hosting, displaying and distributing on the Internet of information relating to our products and services such as classroom meetings, the Weight Watchers Magazine and At Home and similar products and services from our affiliates and franchisees; and

  •
  customer communication services, which include establishing a means by which customers can communicate with us on the Internet to ask questions related to our products and services and the products and services of our affiliates and franchisees.

        Weight Watchers International is required to pay for all expenses incurred by WeightWatchers.com directly attributable to the services it performs under this agreement, plus a fee of 10% of those expenses. For fiscal 2005, prior to the acquisition of WeightWatchers.com in July 2005, Weight Watchers International service fees incurred by Weight Watchers International to WeightWatchers.com were $1.4 million. In fiscal 2004, service fees incurred by Weight Watchers International to WeightWatchers.com were $2.3 million.

Acquisition of WeightWatchers.com

        On June 13, 2005, we entered into an agreement to acquire control of our licensee and affiliate, WeightWatchers.com. On July 1 and 2, 2005, we increased our ownership interest in WeightWatchers.com from approximately 20% to approximately 53% by (i) exercising warrants to purchase WeightWatchers.com common stock for a total purchase price of approximately $45.7 million, (ii) acquiring shares of WeightWatchers.com common stock owned by the employees of WeightWatchers.com and other parties not related to Artal through a merger of a subsidiary of ours with WeightWatchers.com for a total purchase price of approximately $28.4 million and (iii) acquiring additional shares of WeightWatchers.com common stock, representing outstanding stock options then held by WeightWatchers.com employees, for a total purchase of approximately $62.3 million.

        On June 13, 2005, WeightWatchers.com also entered into a redemption agreement with Artal to purchase all of the shares of WeightWatchers.com owned by Artal at the same price per share as we paid in the merger.

        Subsequently, on December 16, 2005 WeightWatchers.com redeemed all of its outstanding common stock held by Artal for a total price of approximately $304.8 million. WeightWatchers.com used cash on hand and the proceeds of borrowings pursuant to two credit facilities in the aggregate amount of $215.0 million to finance this redemption as well as pay related fees and expenses. As a result of this redemption, we now own 100% of WeightWatchers.com.

        The transactions described above relating to WeightWatchers.com were evaluated, negotiated and recommended by a Special Committee of Weight Watchers International's Board of Directors, consisting of its independent directors.

        The Invus Group, LLC ("Invus") is the exclusive investment advisor to Artal. The principals of Invus received customary compensation from Artal in connection with this transaction. Certain of our directors, Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum, Mr. Lainovic and Mr. Sobecki, are principals of Invus.

Charitable Contributions

        The Company has not made any contributions in excess of $1.0 million or 2% of the Company's consolidated gross revenues to any tax-exempt organization in which an independent director serves as an executive officer in any of the preceding three years.

OTHER MATTERS

Other Matters

        The Board of Directors knows of no other business that will be presented to the Annual Meeting for a vote. If other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, as amended, requires our directors, executive officers and holders of more than 10% of our common stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to fiscal 2005 and written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all Section 16(a) filing requirements in fiscal 2005, except that two Form 4 filings for Mr. Kirchhoff were not timely filed due to an administrative oversight on our part. Each of these covered one transaction.

Shareholder Proposals and Director Nominations

        The Company currently intends to hold our next annual meeting in May 2007. Pursuant to the Company's Bylaws, shareholders who intend to present proposals including director nominations, for consideration at the Company's 2007 Annual Meeting of Shareholders must give written notice to the Secretary of the Company at our principal executive offices no later than the close of business on November 24, 2006 (the one hundred twentieth (120th) day prior to the first anniversary of the date of this Proxy Statement) and no earlier than the close of business on October 25, 2006 (the one hundred fiftieth (150th) day prior to the first anniversary of the date of this Proxy Statement). In addition, pursuant to SEC regulations, shareholders who intend to present proposals for consideration at the 2007 Annual Meeting and who request to have their proposals included in the Company's proxy statement and proxy for that meeting, must be certain that their proposals are received by the Secretary of the Company at our principal executive offices no later than the close of business on November 24, 2006 (the one hundred twentieth (120th) day prior to the first anniversary of the date of this Proxy Statement). All notices must contain such information as required under the Company's Bylaws. In addition, all shareholder proposals requested to be included in the Company's proxy statement and proxy must also comply with the federal securities laws in order to be included in the Company's proxy statement and proxy for the 2007 Annual Meeting. Copies of the Company's Bylaws may be obtained free of charge by contacting the Corporate Secretary at Weight Watchers International, Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, NY 10010 (212) 589-2700.

Shareholders of Record with Multiple Accounts

        SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as "householding". While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder's address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report he or she should notify his or her broker. Any shareholder can receive a copy of the Company's proxy statement and annual report by contacting the Company at Weight Watchers International, Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, NY 10010, (212) 589-2700. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company's proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report

        The Annual Report to Shareholders covering the Company's fiscal 2005 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

                      Robert W. Hollweg
                      Secretary
                      Dated: March 24, 2006

PROXY

WEIGHT WATCHERS INTERNATIONAL, INC.

Annual Meeting of Shareholders to be held on May 2, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Linda Huett, Ann M. Sardini and Robert W. Hollweg, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Weight Watchers International, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 2, 2006, and at all adjournments and postponements thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2006, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year ending December 30, 2006.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 2.

A        Election of Directors

1.
To elect three members to the Board of Directors to serve for a three-year term as a Class 2 Director.

01-Marsha Johnson Evans	For ☐	Withhold ☐	02-Sacha Lainovic	For ☐	Withhold ☐	03-Christopher J. Sobecki	For ☐	Withhold ☐

B        Ratification of Appointment of Public Accounting Firm

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2006.	For ☐	Against ☐	Abstain ☐
To transact such other business as may properly come before the meeting and any adjournment thereof.
Mark this box wtih an X if you plan to attend the meeting.		☐
Mark this box with an X if you are interested in receiving future Company materials electronically.		☐

C        Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by an authorized person.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK THE APPROPRIATE BOX ABOVE.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

QuickLinks

TABLE OF CONTENTS
GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Information
BOARD COMMITTEES AND AUDIT COMMITTEE REPORT
DIRECTORS AND OFFICERS
COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS
Summary Compensation Table
Weight Watchers International Option Grants For Fiscal 2005 Individual Grants
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS